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                                                                    EXHIBIT 2.2

                               ESCROW AGREEMENT


First Tennessee Bank National Association
511 Union Street
Third Floor
Nashville, Tennessee 37219

November 13, 2000

Dear Ladies and Gentlemen:

         In accordance with the provisions of the Stock Purchase Agreement dated as of October 31, 2000 (the "Stock Purchase Agreement"), by and among MagneTek, Inc., a Delaware corporation ("Buyer"), J-Tec, Inc., an Ohio corporation (the "Company"), and Ted W. Abney, the sole shareholder the Company ("Shareholder"), a copy of which is attached hereto as Exhibit A and incorporated herein by reference, you are hereby appointed, and you hereby accept appointment, as Escrow Agent with the duties and upon the terms and conditions hereinafter set forth in this Escrow Agreement (the "Escrow Agreement"). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement.

         1. DEPOSIT INTO ESCROW. Pursuant to Section 2.02(b) of the Stock Purchase Agreement, on the Closing Date, as defined in Section 2.02(a) therein, Buyer will deposit with the Escrow Agent, and Escrow Agent hereby agrees to accept in its capacity as such, $3,000,000 (three million dollars) by wire transfer. The Escrow Agent shall hold in accordance with these instructions such monies, together with any interest earned on such monies (collectively, the "Funds" and the account in which such Funds are held is herein called the "Escrow Account"). All Funds held by the Escrow Agent from time to time shall be invested (i) in the Escrow Agent's Money Management Account or in such Permitted Investments (as hereinafter defined) as shall from time to time be directed by Shareholder in writing, or (ii) in such other interest-bearing investments as Buyer and Shareholder shall jointly direct. For the purposes of this Escrow Agreement, "Permitted Investments" shall mean:

                  (a) demand deposit accounts or money market accounts, or bankers' acceptances maturing in 91 days or less from the date of issue, of any commercial bank or trust company which is organized under the laws of the United States or of any State thereof the credit of which is rated not less than AA or the equivalent rating by Standard and Poor's Ratings Group or Moody's Investors Services, Inc.;

                  (b) certificates of deposit or Eurodollar deposits maturing in 91 days or less from the date of issue and either placed by an investment banking firm of recognized national standing, as a broker, or with a bank or trust company described in subparagraph (a) above;

                  (c) securities (i) which are commonly known as "commercial paper," (ii) which are due and payable within ninety-one (91) days from the date of issue, (iii) which

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have been issued by any corporation organized under the laws of the United
States or of any State thereof, and (iv) the ratings for which, at the time of the acquisition thereof by the Escrow Agent, are not less than "P-l" if rated by Moody's Investors Services, Inc., and not less than "A-1" if rated by Standard and Poor's Ratings Group;

                  (d) United States Treasury obligations maturing in 91 days or less from the date of issue;

                  (e) certificates issued by the Government National Mortgage Association maturing in 91 days or less from the date of issue;

                  (f) corporate obligations maturing in less than 91 days from the date of issue and rated AA or the equivalent by Standard and Poor's Ratings Group or Moody's Investors Services, Inc.;

                  (g) repurchase agreements the terms of which provide that Buyer takes physical delivery of the securities (and as to which possession is actually taken) with an investment banking firm described in subparagraph
(b) above; and

                  (h) mutual funds including proprietary mutual funds of the Escrow Agent for which the Escrow Agent or an affiliate of the Escrow Agent serves as an investment advisor or provides other services and receives reasonable compensation therefor and that, in each case, are rated no lower than the highest rating category of Standard and Poor's Ratings Group or Moody's Investors Services, Inc.

         2. TERM OF ESCROW. The term of the escrow governed hereby (the "Escrow") shall commence on the Closing Date and end on the earlier of (i) the date on which all Funds have been disbursed in accordance with this Escrow Agreement, or (ii) the termination of this Escrow Agreement pursuant to Section 3.3.

         3. DISBURSEMENTS.

                  3.1 PAYMENT OF CLAIMS.

                  (a) The Funds shall be available to pay, in accordance with the procedures set forth herein, Damages for which a Buyer Indemnitee is indemnified under Article IX of the Stock Purchase Agreement, and any amount that Shareholder may owe to Buyer under Section 2.04(a) of the Stock Purchase Agreement. All claims for indemnification under Article IX of the Stock Purchase Agreement shall be made by a Buyer Indemnitee by notice to the Escrow Agent and the Shareholder pursuant to the provisions of the Stock Purchase Agreement. All claims for payment of the post-closing purchase price adjustment due from Shareholder will be made pursuant to the provisions of
Article II of the Stock Purchase Agreement

                  (b) In respect of claims pursuant to Article IX of the Stock Purchase Agreement, if within thirty (30) days after Buyer Indemnitee's notice to Shareholder, Shareholder does not notify the Escrow Agent (with a copy to Buyer Indemnitee) that Shareholder objects to the claim, the Escrow Agent promptly shall disburse funds from the Escrow Account to the Buyer Indemnitee in the amount of such claim.


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                  (c) In respect of claims pursuant to Article IX of the
Stock Purchase Agreement, if within thirty (30) days after Buyer Indemnitee's notice to Shareholder, Shareholder notifies the Escrow Agent (copy to Buyer Indemnitee) that Shareholder objects to the claim, the Escrow Agent shall disburse funds from the Escrow Account only if, and to the extent that, (i) it is finally determined under the procedures set forth in Article IX of the Stock Purchase Agreement that the Buyer Indemnitee is entitled to be indemnified for such claim, or (ii) Buyer Indemnitee and Shareholder jointly notify the Escrow Agent that the Escrow Agent shall make a disbursement to Buyer Indemnitee with respect to such claim.

                  (d) In respect of claims pursuant to Section 2.04, provided fifteen Business Days have elapsed after the Post-Closing Payment Date pursuant to Section 2.04 and Shareholder has not made such payment to Buyer, and Buyer so notifies the Escrow Agent, payment shall be made immediately upon such notification.

                  3.2 TAXES ON THE FUNDS.

                  (a) All income tax assessed with respect to any income earned on the Funds shall be paid (i) by Shareholder with respect to any interest which during the calendar year is held in Escrow hereunder by the Escrow Agent and not distributed to Buyer or Shareholder, and (ii) by the recipient of any payment of Funds by the Escrow Agent hereunder which includes interest to the extent that income tax has not already been paid on such interest. Not later than the first day of February following the close of each calendar year during which the Escrow Agent holds Funds, the Escrow Agent shall provide to Buyer and Shareholder a statement of the interest earned during such year on the Funds, together with that portion of such interest which was not distributed to Buyer or Shareholder during that calendar year. Not later than the first day of March following the close of each calendar year during which the Escrow Agent holds Funds, Shareholder shall provide to the Escrow Agent and Buyer an accounting of the combined federal, state and local marginal income tax rate applicable to Shareholder multiplied by the amount of interest earned on the Funds during that calendar year, which interest has not been distributed to Buyer or Shareholder during that calendar year (the "Tax Accounting"). Ten days after receipt of the Tax Accounting, the Escrow Agent shall disburse to Shareholder an amount equal to the lesser of the Tax Accounting or the amount of Funds on such date, unless Buyer sends written notification of its rejection of the Tax Accounting to the Escrow Agent and Shareholder. If Buyer rejects the Tax Accounting and Buyer and Shareholder are unable to resolve any such disagreement prior to the twentieth day of March, the disagreement shall be referred for final determination to Arthur Anderson LLP (the "First Choice") or, if such firm is not available, such other independent accounting firm of national reputation selected by the mutual agreement of Buyer and Shareholder (the "Selected Firm"). As soon as possible after the Escrow Agent receives the final determination of the Tax Accounting by the First Choice or the Selected Firm, as the case may be, the Escrow Agent shall disburse to Shareholder an amount equal to the lesser of the Tax Accounting or the amount of Funds on such date.

                  (b) The fees of Buyer's auditors (if any) incurred with respect to the determination of the Tax Accounting shall be paid by Buyer and the fees of Shareholder's auditors (if any) incurred with respect to the determination of the Tax Accounting shall be paid by Shareholder. The fees of the First Choice or the Selected Firm, as the case may be, shall be borne equally by Buyer and Shareholder.


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                  (c) Each party hereto (except the Escrow Agent) shall
provide the Escrow Agent with its Tax Identification Number (TIN) as assigned by the Internal Revenue Service. All interest or other income earned on the Funds shall be allocated and paid to Buyer and Shareholder, as provided herein, and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

                  3.3 PAYMENTS IN TERMINATION OF ESCROW. The Escrow Agent shall disburse the Funds to Shareholder in two separate payments as set forth below.

                  (a) The Escrow Agent shall disburse to Shareholder an amount equal to $1,500,000 (one million five hundred thousand dollars), less all amounts theretofore disbursed or reserved pursuant to Sections 3.1 or 3.4 hereof on the first anniversary of the Closing Date, provided that Shareholder's employment with the Company has not theretofore been terminated for "Good Cause" as defined in the Employment Agreement between Shareholder and Buyer of even date herewith (the "First Release Date"), or as soon thereafter as practicable.

                  (b) The Escrow Agent shall disburse to Shareholder all Funds remaining in the Escrow Account on the date that is thirty-six (36) months after the Closing Date (the "Second Release Date"), or as soon thereafter as practicable, other than any Reserved Funds, as defined in
Section 3.4, which shall be disbursed in accordance with that Section.

                  3.4 RESERVED FUNDS. If a Buyer Indemnitee has notified the Escrow Agent of a claim and, on the First Release Date or the Second Release Date, as the case may be, it has not yet been determined whether the Escrow Agent is required to make a disbursement to Buyer Indemnitee because the requirements of Section 3.1(b) or (c) above have not yet been completed, the Escrow Agent shall retain an amount of the Funds necessary to pay in full such claim (the "Reserved Funds") until such requirements have been completed, after which the Escrow Agent shall disburse the Reserved Funds, and any interest earned thereon, (a) to Buyer Indemnitee, to the extent that such payment is required by Section 3.1, and (b) to Shareholder, to the extent the Reserved Funds exceed the amount so disbursed to Buyer Indemnitee.

                  3.5 PRINCIPAL FIRST. All disbursements will be charged first against principal and thereafter against accrued interest.

         4. NATURE OF DUTIES. The duties of the Escrow Agent hereunder are only such as are specifically set forth in this Escrow Agreement, such duties being purely ministerial in nature, and the Escrow Agent shall not be required to take any action as such which it has reason to believe would subject it to expense or liability unless it shall have been assured or indemnified to its satisfaction by the party requesting such action. If at any time the Escrow Agent shall receive conflicting notices, claims, demands or instructions with respect to the Funds held in the Escrow, or if for any other reason it shall in good faith be unable to determine the party or parties entitled to receive such Funds, or any portion thereof, the Escrow Agent may refuse to make any delivery thereof and retain such Funds safely in its possession until it shall have received instructions in writing concurred in by Buyer and Shareholder or until the disposition of such Funds shall be directed by an order of a court or arbitrator of competent jurisdiction, whereupon it shall make disposition in accordance with such instructions or such order. In the alternative, the Escrow Agent may file a suit in interpleader in any court of competent jurisdiction for the purpose of


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having the respective rights of the claimants adjudicated and deposit with such court some or all money and property held hereunder.

         5. UNDERSTANDING. It is understood and agreed that the Escrow Agent:

                  (a) is not a party to, and is not bound by, any agreement referred to herein or by any agreement among the other parties hereto or their respective heirs, administrators, successors or assigns, other than as specifically set forth herein;

                  (b) is acting hereunder as an Escrow Agent only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, for the form of execution of any such instrument or for the identity, authority or rights of any person executing or depositing it;

                  (c) shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document believed by it in good faith to be genuine and to have been made, signed, sent or presented by the proper party or parties;

                  (d) shall not be liable for any error of judgment, or for any act done or omitted by it in good faith, or for any mistake of fact or law or for anything which it may do or refrain from doing in connection herewith, except its own negligence, bad faith or willful misconduct and in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), regardless of the form of action;

                  (e) may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder and shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions or any such counsel;

                  (f) shall not be liable or responsible for any consequences of any investment made in accordance with the terms hereunder; and

                  (g) shall not, by act, delay, omission or otherwise, be deemed to have waived any rights or remedies, or both, hereunder unless such waiver be in writing, and no waiver shall be valid unless in writing, signed by the Escrow Agent, and only to the extent therein set forth, and a waiver by the Escrow Agent of any right or remedy, or both, granted by it hereunder on any one occasion shall not be construed as a bar to or waiver of any such right or remedy, or both, which the Escrow Agent would otherwise have had on any future occasion.

         6. COMPENSATION AND INDEMNITY. The Escrow Agent shall receive an annual base fee of $1000 (one thousand dollars) (the "Base Fee") as compensation for the performance of its duties hereunder. The Base Fee shall include the first three disbursements of funds made during each year of the term of the Escrow in accordance with the terms and conditions of this Escrow Agreement. In addition to the Base Fee, the Escrow Agent shall receive $50 (fifty dollars) for each disbursement of funds, if any, after the first three disbursements made during each year of the term of the Escrow (the "Additional Fee"). The Base Fee shall be borne by Buyer and shall be


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paid as of the Closing Date. Any Additional Fee shall also be borne by Buyer and shall be paid as the Additional Fee is incurred. Buyer and Shareholder, jointly and severally, agree to hold harmless and indemnify the Escrow Agent and its directors, officers, employees and agents for any loss, cost, liability, damage or expense, including reasonable attorneys' fees and expenses, arising out of or relating to the Escrow, the Funds or the performance of its duties hereunder; PROVIDED, HOWEVER, that no indemnification will be made for any act of bad faith, willful misconduct or negligence of the Escrow Agent. The covenants contained in this Section 6 and
Section 7 hereunder shall continue after the resignation or removal of the Escrow Agent or the distribution of all Funds held hereunder. To secure the payment of all sums owing to the Escrow Agent, the Escrow Agent shall have a Lien on all Funds held by it hereunder. Such Lien shall be prior to any other Lien, and the Escrow Agent shall be entitled to collect any and all sums owing to it from such Funds before making any distributions to any other person.

         7. EXPENSES. All expenses reasonably incurred by the Escrow Agent in connection with the performance of its duties as such hereunder shall be borne by Buyer. Such expenses shall be reimbursed upon written request therefor by the Escrow Agent.

         8. TERMINATION AND RESIGNATION OF ESCROW AGENT. The Escrow Agent may be removed with or without cause, by written notice to the Escrow Agent from Buyer and Shareholder. The Escrow Agent may at any time resign by giving thirty (30) Business Days prior written notice of such resignation to Buyer and Shareholder. Upon receiving such notice of resignation, a successor Escrow Agent (which is a bank or trust company having its principal executive offices in the State of California and assets in excess of $1 billion) shall be appointed by Shareholder, which Escrow Agent shall be reasonably acceptable to Buyer, by an instrument in writing executed by Shareholder and Buyer and delivered to the Escrow Agent. Any removal or resignation of the Escrow Agent and appointment of a successor Escrow Agent shall become effective upon acceptance of appointment by the successor Escrow Agent. If no successor Escrow Agent shall have been appointed and have accepted appointment within thirty (30) days of giving notice of removal or notice of resignation as aforesaid, the resigning Escrow Agent, Buyer or Shareholder may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent, and such court may thereupon, after such notice (if any) as it may deem proper, appoint such successor Escrow Agent, PROVIDED, HOWEVER, that such successor Escrow Agent shall be a bank or trust company meeting the requirements set forth in the third sentence of this Section 8; and PROVIDED, FURTHER, that until the appointment of such successor Escrow Agent, the Escrow Agent's sole responsibility shall be to hold the Funds until the earlier of its receipt of a designation of a successor Escrow Agent, the written instructions of Buyer and Shareholder determining the disposition of the Fund or the termination of this Escrow Agreement in accordance with its terms. Any successor Escrow Agent appointed hereunder shall signify its acceptance of such appointment by executing and delivering to Buyer and Shareholder and to its predecessor Escrow Agent a written acceptance thereof, and thereupon such successor Escrow Agent, without any further act, shall succeed to the estates, properties, rights, powers, trusts, duties and obligations of such predecessor Escrow Agent, with like effect as if originally named Escrow Agent herein; but, nevertheless, at the written request of Buyer, Shareholder or the successor Escrow Agent, such predecessor Escrow Agent shall execute and deliver any and all instruments of conveyance or further assurance and do such other things as may reasonably be required for more fully and certainly vesting in and confirming to such successor Escrow Agent all the right, title and interest of such predecessor Escrow Agent in and to any property held by it hereunder and shall pay over, transfer, assign and deliver to the successor hereunder


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any cash, Permitted Investments or other property subject to the trusts and conditions herein set forth. Upon the request of the successor Escrow Agent, Buyer and Shareholder shall execute and deliver any and all instruments as may be reasonably required for more fully and certainly vesting in and confirming to such successor Escrow Agent all such moneys, estates, properties, rights, powers, trusts, duties and obligations.

         Any company into which the Escrow Agent may be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which it shall be a party or any company to which the Escrow Agent may sell or transfer all or substantially all of its corporate trust business or escrow business, shall be the successor to such Escrow Agent without the execution or filing of any paper or any further act, anything herein to the contrary notwithstanding.

         9. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or sent by facsimile transmission and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission as follows:

                  (a)      IF TO SHAREHOLDER TO:

                           Ted W. Abney
                           6630 Westfall Road
                           Greenville, Ohio  45331
                           Telephone: (937) 548-0919
                           Telecopier: (937) 547-0177

                           WITH A COPY TO:

                           Dynes & Garbig Co. LPA
                           2840 Alt. St. Rt. 49 N.
                           Suite A
                           P.O. Box 100
                           Arcanum, Ohio 45304-0100
                           Telephone: (937) 692-8320
                           Telecopier: (937) 692-6544

                  (b)      IF TO BUYER TO:

                           MagneTek, Inc.
                           10900 Wilshire Boulevard, Suite 850
                           Los Angeles, California 90024-6501
                           Attn:  Tina McKnight
                           Telecopier No.: (310) 208-1322

                           WITH A COPY TO:


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                           Gibson, Dunn & Crutcher LLP
                           333 South Grand Avenue, Suite 4800
                           Los Angeles, California  90071-3197
                           Attention: Jennifer Bellah Maguire, Esq.
                           Telephone: (213) 229-7986
                           Telecopier: (213) 229-6986

                  (c)      if to Escrow Agent to:

                           First Tennessee Bank National Association
                           511 Union Street, 3rd Floor
                           Nashville, Tennessee 37219
                           Attention: Wally Duke
                           Telephone: (615) 734-6000
                           Telecopier: (615) 734-6280

         Any party may by notice given in accordance with this Section 9 to the other parties designate another address or person for receipt of notices hereunder.

         In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent shall seek confirmation of such instructions by telephone call-back to the persons designated on
Schedule 9 hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be any of the persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

         It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the parties hereto to identify (i) the beneficiary, (ii) the beneficiary's bank or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed Funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank, or an intermediary bank designated.

         10. SURVIVAL. This Escrow Agreement shall be binding upon the parties hereto and upon their respective successors in interest and assigns; PROVIDED, HOWEVER, that Buyer and Shareholder may not assign this Escrow Agreement without the prior written consent of the other parties hereto, except that Buyer may assign this Escrow Agreement to an Affiliate or to any bank or other similar lender as security for indebtedness incurred by Buyer, and the Escrow Agent may assign this Escrow Agreement to a successor Escrow Agent appointed as provided in Section 8 hereof.

         11. HEADINGS. Headings in this Escrow Agreement are for reference purposes only and shall not be deemed to have any substantive effect.


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         12. GOVERNING LAW. This Escrow Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to the choice of law rules thereof.

         13. DISPUTE RESOLUTION. Any dispute between Buyer and Shareholder under this Agreement in respect of the provisions of the Stock Purchase Agreement or the Employment Agreement shall be resolved in accordance with the dispute resolution provisions of the applicable agreement.

         14. COUNTERPARTS. This Escrow Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same document.


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                                 Very truly yours,

                                 "BUYER"

                                 MAGNETEK, INC.


                                 By:
                                    ------------------------------------------
                                    Name:
                                    Title:



                                 "SHAREHOLDER"

                                 TED W. ABNEY


                                 ---------------------------------------------





The foregoing is accepted and confirmed

"ESCROW AGENT"

FIRST TENNESSEE BANK NATIONAL ASSOCIATION



By:                              Dated:
   ----------------------------        ---------------------------------------
   Name:
   Title:


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                                   EXHIBIT A


                See "Stock Purchase Agreement" attached hereto.


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                                   Schedule 9

                     Telephone Numbers for Call-Backs and
           PERSONS DESIGNATED TO CONFIRM FUNDS TRANSFER INSTRUCTIONS

If to Buyer:

NAME                                                         TELEPHONE NUMBER

1.       John P. Colling                                     (615) 316-5255

2.

If to Shareholder:

NAME:                                                        TELEPHONE NUMBER:

1.       Ted W. Abney                                        (937) 548-0919

2.       Diana M. Abney                                      (937) 548-0919

Telephone call-backs shall be made to each of Buyer and Shareholder if joint instructions are required pursuant to the Escrow Agreement.


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